                                                                    EXHIBIT 10.2


                                 RES-CARE, INC.
                             10140 LINN STATION ROAD
                           LOUISVILLE, KENTUCKY 40223
                                 April 23, 2003



Paul G. Dunn
6704 Glastonburg Lane
Louisville, Kentucky 40291

         RE:      EMPLOYMENT AGREEMENT - AMENDMENTS

Dear Paul:

         This letter is in reference to that certain Employment Agreement between Res-Care, Inc. and you ("Employment Agreement"), as amended by that certain letter agreement dated December 31, 2002. Any capitalized terms not otherwise specifically defined in this letter agreement shall have the meanings given to them in the Employment Agreement.

         Pursuant to paragraph (b) of Section 3 of the Employment Agreement, Employee participates in the Incentive Program. Company and Employee agree for the calendar year 2002, Employee has earned a bonus under the Incentive Program and such bonus shall be paid to Employee by the grant to Employee, effective April 23, 2003, of options to purchase 10,181 shares of Company common stock. The exercise price of such options shall be $3.07 per share. All of such options shall vest and be fully exercisable on April 23, 2003, the date of grant. No other bonus shall be paid to Employee for the calendar year 2002 under the Incentive Program.

         The first sentence of paragraph (b) of Section 3 of the Employment Agreement provides that the Incentive Program shall be established on an annual basis. The Executive Compensation Committee of the Company's Board of Directors has proposed, and all of the members of the Company's Leadership Team have collectively agreed, that the members of the Company's Leadership Team will consent to the addition of a threshold to their respective bonuses for the calendar year 2003 and all subsequent calendar years.

         In consideration for the agreement by the other members of the Leadership Team to add such threshold to their respective bonuses, and the sum of $10, the payment of which is tendered to Employee herewith, the Company and Employee agree that Employee shall not earn any Performance Incentive for any calendar year commencing with the calendar year 2003 unless the earnings of the Company and its subsidiaries on a consolidated basis, determined in accordance with generally accepted accounting principles consistently applied, for the respective calendar year equal or exceed ninety percent (90%) of the earnings target for the respective calendar year as established by the Company's Board of Directors at the beginning of such calendar year.

Paul G. Dunn
April 23, 2003
Page 2

         Except as otherwise provided herein, the Employment Agreement shall remain unamended and in full force and effect. If the foregoing amendment to the Employment Agreement is acceptable to you, please execute both originals of this letter agreement, return both executed originals to me, and I will execute both originals and return one original to you.

                                         Sincerely,


                                         /s/ Ronald G. Geary
                                         ---------------------------------------
                                         Ronald G. Geary
                                         Chairman, President and Chief Executive
                                         Officer


Agreed to this 21st day of May, 2003,
but effective as of April 23, 2003:


/s/ Paul G. Dunn
----------------------------------
Paul G. Dunn